Filed Pursuant to Rule 424(b)(3)
Registration Number 333-144292

PROSPECTUS

506,918 INVESTMENT UNITS

CORNING NATURAL GAS CORPORATION

EACH INVESTMENT UNIT CONSISTING OF ONE SHARE OF
COMMON STOCK AND ONE WARRANT TO PURCHASE
0.7 SHARES OF COMMON STOCK

We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 506,918 investment units, each consisting of one share of our common stock and one four-year warrant to purchase 0.7 shares of common stock at a cash exercise price of $19.00 per share. This rights offering is being made to help fund capital expenditures, the retirement of our debt and future growth opportunities.

You will not be entitled to receive any subscription rights unless you are a shareholder of record as of 5:00 p.m. New York City time on July 13, 2007, which is the record date for this rights offering. Your subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on August 17, 2007, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “CNIG.” The last reported sale price of our common stock on July 9, 2007 was $17.50 per share.

This is not an underwritten offering and there will be no underwriter’s discounts or commissions. The subscription price and gross proceeds (before expenses) to Corning is $16.00 per investment unit, and the aggregate subscription price and aggregate gross proceeds (before expenses) to Corning will be approximately $8.1 million.

AN INVESTMENT IN INVESTMENT UNITS INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 9 IN THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is July 17, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where offers are permitted and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

About This Prospectus

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission, or the SEC, on Form S-3 covering the subscription rights, the investment units, and the shares of common stock and warrants (and the common stock underlying the warrants) comprising the investment units offered by us in connection with the distribution of the subscription rights to our shareholders. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the SEC’s web site located at www.sec.gov or at the SEC’s offices mentioned under the heading “Where You Can Find More Information” at page 29.

Forward-Looking Statements

This prospectus contains statements that are forward-looking, such as statements relating to future capital expenditures, financing sources and availability, business development and acquisitions, dispositions, and the

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effects of regulation and competition. The words “believe,” “expect,” “anticipate,” “intend,” “may,” “plan,” and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. Accordingly, actual results may differ materially from those expressed in any forward-looking statements. These statements include but are not limited to statements under the captions “Questions and Answers About the Rights Offering,” “Summary” and “Risk Factors,” as well as all other sections in this prospectus. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to:

•	our ability to obtain additional equity or debt financing,

•	the effect of any interruption in our supply of natural gas or a substantial increase in the price of natural gas,

•	our ability to successfully negotiate new supply agreements for natural gas as they expire, on terms favorable to us, or at all,

•	the effect on our operations of weather conditions and conservation efforts by our customers,

•	the effect on our operations of any actions by the New York Public Service Commission,

•	the effect on our operations of unexpected changes in any other applicable legal or regulatory requirements,

•	the effect of any litigation arising from actions taken or not taken by our former executive officers and any agreements executed in connection therewith,

•	our ability to retain the services of our senior executives and other key employees, and

•	our vulnerability to adverse general economic and industry conditions and competition.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events.

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Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section beginning at page 9. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC as described under “Where You Can Find More Information” at page 29.

We use the terms “we,” “us,” “our,” “the Company” and “Corning” in this prospectus to refer to Corning Natural Gas Corporation.

Our Company	Overview
Incorporated in 1904, we are a public utility company headquartered in Corning, New York. Our primary business is a regulated natural gas distribution business with operations in New York.

We purchase, transport, distribute and sell natural gas to approximately 14,500 customers in the Corning and Hammondsport, New York areas. We have approximately 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Our customer base includes residential, commercial, industrial and municipal customers in the Corning area and a gas utility that services the Bath area.

At December 31, 2006, we provided service to 10,154 residential customers, 769 small and large commercial customers and 3,568 aggregation customers. Our largest customers are Corning Incorporated, New York State Electric & Gas and Bath Electric, Gas & Water Systems.

Our natural gas supply comes from third-party providers and from natural gas held in storage. We have entered into a supply arrangement with Virginia Power Energy Marketing, Inc., or VPEM, for natural gas through the fall of 2007. We have also signed an asset management agreement with Merrill Lynch Commodities to serve as our agent in managing our upstream storage and pipeline contracts. We have contracted for storage capacity of approximately 586,000 decatherms, or Dth.

Our business is highly seasonal because a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes weather normalization clauses in our tariffs which are designed to mitigate the effect of departures from normal temperatures on both our earnings and cost to our customers.

Our utility operations are subject to regulation by the New York Public Service Commission, or the NYPSC, as to rates, service area, adequacy of service and safety standards.

Recent Industry Trends
Since 2000 domestic energy markets have experienced significant price increases and price volatility. Natural gas markets have been particularly volatile, principally due to weather. Rising natural gas prices have resulted in a surge in supply-related investment that we believe has stabilized domestic production, causing an increase in the supply of natural gas. Increasing supplies and price induced conservation have favorably impacted natural gas prices and this trend is likely to continue. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared to other fossil fuels. Given natural gas’ clean burning attributes, we believe environmental regulations may enhance this competitive outlook.

Our Operating and Growth Strategy
We intend to enhance shareholder value through revenue growth and reduction of our operating costs. As a gas utility, our earnings are primarily determined by a rate of return set by the NYPSC on the investments in our facilities and equipment (i.e., our rate base) to ensure service to our customers. Over the next several years, we intend to make significant capital investments to ensure the safety and reliability of our gas network. Based on these capital investments, we anticipate that we will increase our rate base. In addition, we have identified growth opportunities that we believe will contribute to our revenues, earnings and rate base, including growth in our existing service territory, expansion into new areas and increased connections with local production sources.

Experienced Management Team
Our executive management team and board of directors have over 130 years of collective experience in the utility industry.

Our principal executive offices are located at 330 West William Street, Corning, New York 14830, and our telephone number is 607-936-3755. Our web site is www.corninggas.com. The information available on our web site is not part of this prospectus or any other reports filed by us with the SEC.

The rights offering	We are distributing subscription rights to holders of our common stock, at no charge, at the rate of one right for each share of common stock owned as of July 13, 2007. We are not distributing fractional rights.

Basic subscription privilege	Each right entitles you to purchase one investment unit at the subscription price of $16.00 per investment unit purchased. Each investment unit consists of one share of our common stock and one four-year warrant to purchase 0.7 shares of our common stock at a price of $19.00. We will not issue fractional shares upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Over-subscription privilege	If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional investment units at $16.00 per investment unit. If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata among the over-subscribing rights holders.

Expiration date	5:00 p.m. New York City time, August 17, 2007, unless otherwise extended by us to a later date.

Procedure for exercising rights	You may exercise your basic subscription privilege and your over-subscription privilege by properly completing the rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the shares you wish to purchase with both the basic subscription privilege and the over-subscription privilege. The subscription agent must actually receive the rights certificate and payment at or prior to the expiration of the rights offering. If you send rights certificates by mail, you are urged to use insured, registered mail.

Subscription agent	Registrar and Transfer Company, telephone number 800-368-5948.

Use of proceeds	We will use the proceeds of this rights offering and cash flows from our existing operations for capital expenditures, including replacement of distribution mains and customer service lines, the retirement of debt, future growth in our existing service territory, expansion into new areas and increased connections with local production sources and expenses and fees related to this rights offering.

Risk factors	You should carefully read the section entitled “Risk Factors” beginning at page 9 before you sell or exercise your rights.

Frequently Asked Questions About the Rights Offering

Q.	What is the rights offering?

A.	The rights offering is a distribution to holders of our common stock, at no charge, of transferable subscription rights. We are distributing one right for each share of common stock owned as of 5:00 p.m. New York time on July 13, 2007, the record date, for a total of 506,918 subscription rights. We will not distribute fractional rights or issue fractional shares. Each right is evidenced by a rights certificate.

Q.	What is a subscription right?

A.	Each full subscription right is a right to purchase one investment unit, consisting of one share of our common stock and one warrant to purchase 0.7 shares of our common stock within four years, for an exercise price of $19.00 per share. Each subscription right carries with it a basic subscription privilege and an over-subscription privilege. We will not issue fractional shares upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Q.	What is the basic subscription privilege?

A.	The basic subscription privilege of each right entitles you to purchase one investment unit at the subscription price of $16.00 per investment unit purchased.

Q.	What is the over-subscription privilege?

A.	We expect that some of our shareholders will not exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing shareholders that exercise all of their basic subscription privileges with the opportunity to purchase those investment units that are not purchased by other shareholders through the exercise of their basic subscription privileges. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional investment units at the same subscription price of $16.00 per investment unit that applies to your basic subscription privilege. If the number of investment units requested by all holders exercising the over-subscription privilege is less than the total number of investment units available, then each person exercising the over-subscription privilege will receive the total number of investment units requested. If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata among the over-subscribing rights holders. “Pro rata” means in proportion to the number of investment units that you and the other holders of subscription rights have purchased by exercising your over-subscription privileges. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Q.	How long will the rights offering last?

A.	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on August 17, 2007, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time. There is no maximum duration for this rights offering.

Q.	Why is Corning engaging in a rights offering?

A.	he purpose of the rights offering is to raise funds to finance capital expenditures, including replacement of distribution mains and customer service lines, the retirement of debt, future growth in our existing service territory, expansion into new areas and increased connections with local production sources and expenses and fees related to this rights offering. See “Use of Proceeds” at page 14.

Q.	How were the subscription price for the investment units and the exercise price for the warrants comprising a part of each investment unit established?

A.	Our board of directors determined the price for the investment units and the exercise price of the warrants comprising a part of each investment unit based on the information available to the board. Our board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of our common stock may be below the subscription price even at the closing of this rights offering.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price of the offering. On July 9, 2007 the last reported sales price for our common stock on the OTC Bulletin Board® was $17.50 per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

Q.	How do I exercise my subscription rights?

A.	You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” at page 20. If you wish to exercise your over-subscription privilege, you must pay in full for (1) the number of investment units you purchase with your basic subscription privilege and (2) the number of investment units you wish to purchase with your over-subscription privilege. You may pay the subscription price in a number of different ways. See “The Rights Offering — Method of Payment” at page 18. In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date. An uncertified personal check may take five business days or more to clear. Accordingly, if you pay the subscription price by personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before the expiration date.

Q.	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A.	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q.	What if the market price per share of the common stock is less than the subscription price per share when I am deciding to exercise my subscription rights?

A.	Consult your broker. Depending on the market price of our common stock, it may be more cost effective for you to purchase shares of our common stock over-the-counter rather than exercise your subscription rights Note, however, that shares of common stock that you purchase over-the-counter will not include a warrant, as the investment units contain.

Q.	Will I be charged a sales commission or a fee by Corning if I exercise my subscription rights?

A.	No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale.

Q.	What is the board of directors’ recommendation regarding the rights offering?

A.	Our board of directors is not making any recommendation as to whether you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information in this prospectus, including the “Risk Factors” beginning at page 9.

Q.	Is exercising my subscription rights risky?

A.	Yes. The exercise of your rights involves risks. Exercising your subscription rights means buying additional shares of our common stock, along with the warrant contained in the investment unit, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning at page 9 before deciding to exercise or sell your subscription rights.

Q.	May I transfer or sell my subscription rights if I do not want to purchase any investment units?

A.	Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., New York City time, on August 14, 2007, three business days prior to the expiration date. In addition, we will not take any steps to facilitate trading and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See “The Rights Offering — Methods for Transferring and Selling Subscription Rights” at page 22.

Q.	How may I sell my rights?

A.	You may sell your subscription rights by contacting your broker or the institution through which you hold your shares of common stock.

Q.	Am I required to subscribe in the rights offering?

A.	No.

Q.	What happens if I choose not to exercise my subscription rights?

A.	If you do not exercise your subscription rights, the rights offering will not affect the number of shares of common stock you now own. However, if you choose not to exercise your subscription rights and other shareholders do, the percentage of our common stock that you own after the offering will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their basic and over-subscription rights. In addition, your voting and other rights will be diluted to the extent that other shareholders exercise their warrants comprising a part of each investment unit. Rights not exercised prior to the expiration of the rights offering will expire.

Q.	How many shares and warrants will be outstanding after the rights offering?

A.	Assuming that the rights offering is fully subscribed, 1,013,836 shares of our common stock will be outstanding and warrants to purchase 354,843 shares of our common stock will be outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or warrants.

Q.	What happens if the rights offering is not fully subscribed after giving effect to the over-subscription privilege?

A.	Any rights not exercised after giving effect to the over-subscription privilege will expire.

Q.	After I exercise my rights, can I change my mind and cancel my purchase?

A.	No. Once you send in your rights certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $16.00 per investment unit subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase investment units at a price of $16.00 per investment unit. See “The Rights Offering — No Revocation” at page 21.

Q.	What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A.	A holder of our common stock will not recognize income or loss for United States federal income tax purposes upon receipt or exercise of subscription rights in the rights offering. However, you should consult with your own financial or tax advisor. See “Summary of United States Federal Income Tax Consequences,” beginning at page 26.

Q.	When will I receive my new shares and warrants?

A.	If you purchase investment units through this rights offering, you will receive certificates representing the shares and warrants comprising the investment units as soon as practicable after the expiration of the rights offering and after all pro-rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Q.	Will the new shares initially trade over-the-counter and be treated like other shares?

A.	Yes. Our common stock is traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “CNIG.” On July 9, 2007 the last reported sales price of our common stock was $17.50 per share.

Q.	May I sell my warrants?

A.	Yes. Although we do not intend to have the warrants listed on any exchange, you may be able to sell your warrants in the Pink Sheets® over-the-counter market or in a private transaction. We cannot assure you that there will be a market to sell the warrants, or the price at which you will be able to sell your warrants.

Q	What happens to my warrants if I Sell my new shares before I exercise my warrants?

A.	Nothing. We have registered each component of the investment unit in this rights offering. You may exercise your warrants even if you have sold your new shares prior to the exercise of your warrants.

Q.	Will Corning complete the rights offering if shareholders do not subscribe for a minimum number of investment units?

A.	We may complete this offering even if we do not receive subscriptions for any specific number of investment units. We are not obligated, prior to the completion of the rights offering, to inform you how many investment units have been subscribed for, and we do not expect to announce publicly the results of the rights offering until after its completion.

Q.	Are there any conditions to the rights offering?

A.	We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive this and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Q.	Can Corning cancel this rights offering?

A.	Yes. We may cancel this rights offering, in whole or in part, in our sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock) If we cancel this rights offering, any money received from subscribing shareholders will be refunded promptly, without interest or deduction.

Q.	If the rights offering is not completed, will my subscription payment be refunded to me?

A.	Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q.	What should I do if I have other questions?

A.	If you have questions or need assistance, please contact Registrar and Transfer Company, the subscription agent, at 800-368-5948. For a more complete description of the rights offering, see “The Rights Offering,” beginning at page 15.

Risk Factors

An investment in the investment units involves significant risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.

Risks Related to Corning

Our cash flows from operations will not be sufficient to fund our extraordinary capital expenditures.

We do not generate sufficient cash flows from operations to meet all of our cash needs. As part of our 2006 rate order set by the NYPSC, we are required to make substantial capital expenditures to upgrade our distribution system. We also continue to have debt retirement obligations of approximately $900,000 per year. In addition, our future cash flow needs may be impacted by the outcome of pending litigation arising from the proposed merger with C&T Enterprises, Inc. that was terminated in October 2006.

If an insufficient number of the subscription rights offered pursuant to this offering are exercised, we may not have sufficient funds to meet our cash needs and our inability to do so would have a material adverse effect on our business and results of operations.

We may require additional financing.

In order to fund our extraordinary capital expenditures, we may need to obtain additional equity or debt financing. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of debt would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Additional financing may have unacceptable terms or may not be available at all. If we cannot raise additional capital on acceptable terms, we may not be able to finance the expansion and upgrading of our distribution system, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements.

Our operations could be adversely affected by fluctuations in the price of natural gas.

Prices for natural gas are subject to volatile fluctuations in response to changes in supply and other market conditions. While these costs are usually passed on to customers pursuant to natural gas adjustment clauses and therefore do not pose a direct risk to earnings, we are unable to predict what effect a sharp increase in natural gas prices may have on our customers’ energy consumption or ability to pay. Higher prices to customers can lead to higher bad debt expense and customer conservation. Higher prices may also have an adverse effect on our cash flow as typically we are required to pay for our natural gas prior to receiving payments for the natural gas from our customers.

Operational issues beyond our control could have an adverse effect on our business.

Our ability to provide natural gas depends both on our own operations and facilities and that of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Although we carry property insurance to protect our assets and have regulatory agreements that provide for the recovery of losses for such incidents, our losses may not be fully recoverable through insurance or customer rates.

Significantly warmer than normal weather conditions may affect the sale of natural gas and adversely impact our financial position and the results of our operations.

The demand for natural gas is directly affected by weather conditions. Significantly warmer than normal weather conditions in our service areas could greatly reduce our earnings and cash flows as a result of lower gas sales levels. Although we mitigate the risk of warmer winter weather through the weather normalization clauses in our tariffs, we may not always be able to fully recover all lost revenues as the weather mitigation rate design provides only partial protection for warmer than normal weather.

There are inherent risks associated with storing and transporting natural gas, which could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas distribution activities, such as leaks, accidental explosions and mechanical problems that could cause substantial financial losses. These risks could, if they occur, result in the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our financial position and results of operations.

Changes in regional economic conditions could reduce the demand for natural gas.

Our business follows the economic cycle of the customers in our service regions, Corning, Bath and Hammondsport, New York. A falling, slow or sluggish economy that would reduce the demand for natural gas in the areas in which we are doing business by forcing temporary plant shutdowns, closing operations or slow economic growth would reduce our earnings potential.

Many of our commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn my lead to a decrease in the amount of natural gas they require for production.

Our earnings may decrease in the event of adverse regulatory actions.

Our operations are subject to the jurisdiction of the NYPSC. The NYPSC approves the rates that we may charge to our customers. If we are required in a rate proceeding to reduce the rates we charge our customers, or if we are unable to obtain approval for rate relief from the NYPSC, particularly when necessary to cover increased costs, including costs that may be incurred in connection with mandated infrastructure improvements, our earnings may decrease.

We are engaged in ongoing litigation that may result in payments to third parties, which could harm our business and financial results.

We are currently involved in litigation arising from the proposed merger with C&T that was terminated in October 2006 which is summarized below.

In late October and November 2006, the law firm of Rich May requested that we issue two notes to the firm for legal fees in the principal amounts of $275,364.28 and $53,503.53, and sign a letter agreement regarding payment of the fees. At the time, Corning was in the midst of negotiating several significant transactions and the prior board decided to issue the notes to retain Rich May’s representation. The current board had concerns about the propriety of the notes when it learned of them and entered into discussions with Rich May to resolve the matter. Because of these concerns, we have not made all payments required by each of the notes and on February 13, 2007, Rich May filed suit against Corning in Suffolk Superior Court in Suffolk County, Massachusetts, to collect on the notes. Rich May demanded damages of approximately $300,000, plus interest, costs and attorneys’ fees. We subsequently removed the case to the United States District Court for the District of Massachusetts (Case No. 1:07-CV-10443-WGY). On March 27, 2007, we filed our answer and counterclaim alleging several affirmative defenses to Rich May’s claim and bringing counterclaims against the firm for, among other things, legal malpractice and breach of fiduciary duty. On May 7, 2007, Rich May filed a Motion for Summary Judgment. On May 21, 2007, we filed a Rule 56(f) Response to Rich May’s Summary Judgment Motion, seeking an opportunity to conduct discovery. On May 25, 2007, Rich May filed its Supplemental Complaint containing additional claims against us. On June 11, 2007, we filed our Answer to the Supplemental Complaint and the Verified Amended Counterclaim bringing additional claims against Rich May. At a hearing held on June 26, 2007, the judge granted our request for discovery and provisionally allowed in part and denied in part Rich May’s motion for summary judgment pending the outcome of discovery. We intend to proceed with discovery and to defend this suit vigorously.

In December 2003, Corning entered into an agreement with Aramar Capital Group, LLC appointing Aramar as its financial advisor in connection with the potential sale of the company. As Corning’s financial advisor, Aramar was responsible for preparing the necessary selling documents, contacting potential buyers and assisting Corning with negotiations. In May 2006, Corning entered into a merger agreement with C&T Enterprises, Inc. pursuant to which C&T agreed to purchase all of Corning’s outstanding shares, subject to approval of the merger by Corning’s shareholders. At a special meeting of Corning’s shareholders on October 11, 2006, the company failed to secure the requisite number of affirmative votes for the merger. C&T terminated the merger on October 16, 2006, citing three provisions in the merger agreement.

After terminating the merger agreement, C&T demanded that Corning pay C&T a termination fee in the amount of $250,000. We do not believe that we owe C&T the termination fee and on April 25, 2007, we filed a Summons with Notice in the Supreme Court of New York, Steuben County (Index No. 96686), seeking a judgment declaring whether Corning owes C&T the termination fee under the terms of the merger agreement. On May 29, 2007, C&T filed a Notice of Removal to remove the pending action from Steuben County to the U.S. District Court, Western District of New York. As a result of the Notice of Removal, we filed a Complaint for Declaratory Judgment with the U.S. District Court, Western District of New York on June 4, 2007. C&T has until July 20, 2007 to file an answer to our Complaint for Declaratory Judgment.

Following the failed merger, Aramar demanded additional fees under the terms of the agreement between Aramar and Corning. We do not believe we owe Aramar any further fees under the agreement and on April 25, 2007, we filed a Summons with Notice in the Supreme Court of New York, Steuben County (Index No. 96685) seeking a judgment declaring whether Corning owes Aramar the aforementioned fees. On April 26, 2007, Aramar filed suit against Corning for fees in excess of $550,000 in the Supreme Court of New York, New York County (Index No. 601380-07). We intend to defend this suit vigorously. On May 11, 2007, we filed our answer alleging several defenses to Aramar’s claims. In addition, we filed a demand that the case be removed to Steuben County. On June 27, 2007, Aramar filed a motion to dismiss or consolidate the pending actions in Steuben County and New York County. As of the date of this filing, we are in settlement discussions with Aramar.

We cannot predict the outcome of any of these proceedings. In the event that there is an adverse ruling in any of the legal actions, we may be required to make payments to third parties that could harm our business or financial results. Furthermore, regardless of the merits of any claim, the continued maintenance of these legal proceedings may result in substantial legal expense and the diversion of management’s time and attention away from our other business operations, which could harm our business.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees. Although we have entered into an employment agreement with Michael I. German, our president and chief executive officer, Mr. German and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business.

Concentration of share ownership among our largest shareholders may prevent other shareholders from influencing significant corporate decisions.

Richard M. Osborne, chairman of the board, Michael I. German, president and chief executive officer, and our largest unaffiliated shareholder currently own approximately 41% of our outstanding common stock. As a result, these individuals, if they chose to act together, will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other shareholders with differing interests from these shareholders.

The Company’s profitability may be adversely affected by increased competition.

We are in a geographical area with a number of interstate pipelines and local production sources. If a major customer decided to connect directly to either an interstate pipeline or a local producer, our earnings and revenues would decrease.

Risks Related to the Rights Offering

The subscription price determined for this offering is not an indication of our value or the value of our common stock.

The subscription price was set by our board of directors at $16.00 per investment unit. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of our common stock may be below the subscription price even at the closing of the rights offering. On July 9, 2007 the last reported sales price for our common stock on the OTC Bulletin Board® was $17.50 per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us, and you could be committed to buying shares above the current market price, even if we decide to extend the expiration date of the subscription period.

Even if circumstances arise after you have exercised your subscription rights that eliminate your interest in investing in the investment units, including if the public trading market price of our common stock declines before the subscription rights expire, you will be required to purchase the investment units for which you subscribed.

We may, in our discretion, extend the expiration date of the subscription period. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price — including during any potential extension of time — you may suffer a loss on your investment upon the exercise of rights to acquire the investment units.

You may have to wait to resell the shares and warrants you purchase in the rights offering.

Until certificates are delivered, you may not be able to sell the shares of common stock and warrants that you have purchased in the rights offering. This means that you may have to wait until you (or your broker or other nominee) have received stock and warrant certificates. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. However, we cannot assure you that the market price of our common stock and warrants purchased pursuant to the exercise of rights will not decline, including in the case of shares of our common stock, a decline below the subscription price, before we are able to deliver your certificates. For shares and warrants purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of the offering have been effected.

If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase investment units in this rights offering.

Any personal check used to pay for investment units to be issued in this rights offering must clear prior to the expiration date of the offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for investment units by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the investment units you attempted to purchase and you will lose the value of your subscription rights.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering, or if you exercise your oversubscription privilege and are not allocated all the investment units for which you over-subscribed, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

We do not expect an active market for the warrants to develop.

We do not intend to have the warrants listed on any exchange. Any sales of the warrants would be conducted in the Pink Sheets® over-the-counter market or in a private transaction. We cannot assure you that there will be a market to sell the warrants, or the price at which you will be able to sell your warrants.

About Corning Natural Gas Corporation

Overview

Incorporated in 1904, we are a public utility company headquartered in Corning, New York. Our primary business is a regulated natural gas distribution business with operations in New York.

We purchase, transport, distribute and sell natural gas to approximately 14,500 customers in the Corning and Hammondsport, New York areas. We have approximately 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Our customer base includes residential, commercial, industrial and municipal customers in the Corning area and a gas utility that services the Bath area.

At December 31, 2006, we provided service to 10,154 residential customers, 769 small and large commercial customers and 3,568 aggregation customers. Our largest customers are Corning Incorporated, New York State Electric & Gas and Bath Electric, Gas & Water Systems.

Our natural gas supply comes from third-party providers and from natural gas held in storage. We have entered into a supply arrangement with VPEM for natural gas through the fall of 2007. We have also signed an asset management agreement with Merrill Lynch Commodities to serve as our agent in managing our upstream storage and pipeline contracts. We have contracted for storage capacity of approximately 586,000 Dth.

Our business is highly seasonal because a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes weather normalization clauses in our tariffs which are designed to mitigate the effect of departures from normal temperatures on both our earnings and cost to our customers.

Our utility operations are subject to regulation by the New York Public Service Commission, or the NYPSC, as to rates, service area, adequacy of service and safety standards.

Recent Industry Trends

Since 2000 domestic energy markets have experienced significant price increases and price volatility. Natural gas markets have been particularly volatile, principally due to weather. Rising natural gas prices have resulted in a surge in supply-related investment that we believe has stabilized domestic production, causing an increase in the supply of natural gas. Increasing supplies and price induced conservation have favorably impacted natural gas prices and this trend is likely to continue. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared to other fossil fuels. Given natural gas’ clean burning attributes, we believe environmental regulations may enhance this competitive outlook.

Our Operating and Growth Strategy

We intend to enhance shareholder value through revenue growth and reduction of our operating costs. As a gas utility, our earnings are primarily determined by a rate of return set by the NYPSC on the investments in our facilities and equipment (i.e., our rate base) to ensure service to our customers. Over the next several years, we intend to make significant capital investments to ensure the safety and reliability of our gas network. Based on these capital investments, we anticipate that we will increase our rate base. In addition, we have identified growth opportunities that we believe will contribute to our revenues, earnings and rate base, including growth in our existing service territory, expansion into new areas and increased connections with local production sources.

Experienced Management Team

Our executive management team and board of directors have over 130 years of collective experience in the utility industry.

Our principal executive offices are located at 330 West William Street, Corning, New York 14830, and our telephone number is 607-936-3755. Our web site is www.corninggas.com. The information available on our web site is not part of this prospectus or any other reports filed by us with the SEC.

Use of Proceeds

If all of the subscription rights offered pursuant to this offering are exercised in full, we will receive total gross proceeds of approximately $8.1 million. After related offering expenses, which we estimate will approximate $200,000, we expect that our net proceeds will be approximately $7.8 million. We intend to use the net proceeds from this offering and cash flows from our existing operations for capital expenditures, including replacement of distribution mains and customer service lines, the retirement of debt, future growth in our existing service territory, expansion into new areas and increased connections with local production sources. The following table illustrates our estimated sources and uses of funds in connection with this offering as of July 17, 2007.

Sources of Funds		Uses of Funds
(In millions)		(In millions)

Investment Units Offered	$8.1	Capital Expenditures	$5.4
		Retirement of Debt*	$2.0
		Growth Opportunities	$0.5
		Offering Expenses	$0.2

Total Source of Funds	$8.1	Total Uses of Funds	$8.1

*	Corning maintains a line of credit with Community Bank for working capital requirements. The line of credit bears interest at 8.25% per annum and is payable on demand.

Determination of Offering Price

Our board of directors determined the price for the investment units and the exercise price of the warrants comprising a part of each investment unit based on the information available to the board. Our board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of our common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of our common stock may be below the subscription price even at the closing of this rights offering.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price of the offering. On July 9, 2007 the last reported sales price for our common stock on the OTC Bulletin Board® was $17.50 per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

The Rights Offering

Background of the Rights Offering

In May 2006, we received an order from the NYPSC adopting certain performance targets and incentives. The order provided that, among other things, we must replace some of our existing infrastructure to maintain reliable service levels. In addition, we must attempt to raise $1.5 million through an issuance of shares of our common stock to increase our financial strength. In implementing the NYPSC’s order, our board of directors determined to offer 506,918 investment units to all holders of our common stock pursuant to a registered rights offering in order to raise approximately $8.1 million in gross proceeds.

In approving the rights offering, our board of directors carefully evaluated our need for additional capital and financial flexibility. The board also considered alternative capital raising methods that are available to us, including, among other things, the costs and expenses associated with such methods. In conducting its analysis, the board also considered the effect on the ownership percentage of the current holders of our common stock caused by the rights offering, the pro-rata nature of a rights offering to our shareholders, the market price of our common stock and general conditions of the securities markets.

After weighing the factors discussed above and the effect of the rights offering of generating approximately $8.1 million in gross proceeds as additional capital for us, we believe that the rights offering is the best alternative to raise capital and in the best interests of Corning and our shareholders. We believe that the rights offering will strengthen our financial condition through generating additional cash, reducing our debt, and increasing our shareholders’ equity. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

We will distribute to each holder of record of our common stock on the record date, at no charge, one transferable subscription right for each share of our common stock owned. The record date for this rights offering is 5:00 p.m., New York City time, on July 13, 2007. We will distribute 506,918 subscription rights. The subscription rights will be evidenced by rights certificates. Each subscription right will allow you to purchase one investment unit at a subscription price of $16.00 per investment unit. Each investment unit will consist of one share of our common stock and one four-year warrant to purchase 0.7 shares of our common stock for $19.00. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional investment units under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of investment units is unavailable to fully satisfy the over-subscription privilege requests, the available investment units will be sold pro rata among holders of subscription rights who exercised their over-subscription privilege based on the number of investment units each subscription rights holder subscribed for under the basic subscription privilege.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “— Instructions to Beneficial Owners” at page 19.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on August 14, 2007, three business days prior to the expiration date. In addition, we will not issue fractional shares upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Expiration of the Rights Offering, Extensions and Amendments

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on August 17, 2007, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. If we make an amendment that we consider significant, we will mail notice of the amendment to all shareholders of record as of the record date and extend the expiration date by at least ten days. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one investment unit per subscription right, upon delivery of the required documents and payment of the subscription price of $16.00 per investment unit, before the expiration of the rights offering. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver certificates representing shares of common stock and warrants purchased with the basic subscription privilege as soon as practicable after this rights offering has expired.

Over-Subscription Privilege

In addition to your basic subscription privilege, you may also subscribe for additional investment units, upon delivery of the required documents and payment of the subscription price of $16.00 per investment unit, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you must pay in full for the number of investment units you purchase with your basic subscription privilege and the number of investment units you wish to purchase with your over-subscription privilege.

The number of investment units that will be available for sale pursuant to the over-subscription privilege will be equal to the number of investment units for which holders have not exercised their basic subscription privileges.

•	If the number of investment units requested by all holders exercising the over-subscription privilege is less than the total number of investment units available, then each person exercising the over-subscription privilege will receive the total number of investment units requested.

•	If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata among the over-subscribing rights holders. “Pro rata” means in proportion to the number of investment units that you and the other holders of subscription rights have purchased by exercising your over-subscription privileges.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to exercise fully your basic subscription privilege with respect to the subscription rights you own individually, and you do not have to subscribe for any investment units under the basic subscription privilege owned with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If you exercise your over-subscription privilege and are allocated less than all of the investment units for which you wish to subscribe, your excess payment for investment units that are not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver certificates representing shares of common stock and warrants purchased with the over-subscription privilege as soon as practicable after this rights offering has expired and after all pro rata allocations and adjustments have been completed.

Conditions to this Rights Offering

We may terminate this rights offering, in whole or in part, if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make the offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this offering. We may waive this condition and choose to proceed with the offering even if these events occur. If we terminate the offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “— Cancellation of the Rights Offering” at page 23.

Method of Subscription; Exercise of Rights

You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on August 17, 2007, the expiration date of this rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation, and

•	your full subscription price payment for each investment unit subscribed for under your subscription privileges, including each investment unit subscribed for under both your basic subscription privilege and your over-subscription privilege.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on August 17, 2007, the expiration date of this rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to the expiration of this rights offering.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of investment units for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent, or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at Commerce Bank, ABA No. 2759952787, Account No. 031201360.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check,

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of the rights offering. If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration date.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below.

By mail, hand delivery or overnight courier to:

10 Commerce Drive
Cranford, NJ 07016

Attn: Reorganization Department

You may call the subscription agent at 800-368-5948.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Errors in Exercise; Incorrect Subscription Payment Amount

If you do not indicate the number of subscription rights being exercised, if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, or if your aggregate subscription price payment is greater than the amount you owe for your subscription, the subscription agent will attempt to contact you to correct the discrepancy. However, if the subscription agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your basic subscription privilege. Neither we nor the subscription agent will be liable for failure to contact you.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other holders of subscription rights until we issue shares of our common stock and warrants to purchase shares of our common stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights, or

•	you are an eligible institution.

Instructions to Nominee Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on July 13, 2007, the record date for this rights offering, you should notify the respective beneficial owners of those shares of this rights offering as soon as possible to find out their intentions with respect to their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the form entitled “Beneficial Owner Election Form” we have provided to you for your distribution to beneficial owners. If the beneficial owners so instruct, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we are providing to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Instructions to Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we are asking your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact your nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

The subscription agent will attempt to notify you of any or irregularity in connection with your submission of subscription rights certificates; however neither we nor the subscription agent will be liable for failure to so notify you. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock and/or warrants to you could be deemed unlawful under applicable law.

Regulatory Limitations

The exercise of your subscription rights may increase your ownership interest in our common stock. Pursuant to the regulations of the NYPSC, if you own more than 1% of our common stock, you may be disclosed in our reports filed with the NYPSC. If you own more than 5% of our common stock, you may be prohibited from engaging in certain transactions with us without the approval of the NYPSC. In addition, if you own more than 5% of our common stock, you are required to make certain filings with the SEC. Finally, if you own more than 20% of our common stock, you are prohibited from engaged in certain transactions with us without the approval of our board of directors or shareholders pursuant to the New York business corporation law, or the NYBCL.

We will not be required to issue to you investment units pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the investment units (including shares of our common stock or warrants to purchase shares of our common stock comprising such investment units) if, at the time this rights offering expires, you have not obtained the required clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the expiration date for this rights offering your subscription price payment in full for each investment unit you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment,”

•	deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Corning Natural Gas Corporation Rights Certificates” distributed with your subscription rights certificates, and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name,

•	the number of subscription rights represented by your subscription rights certificates, the number of investment units for which you are subscribing under your basic subscription privilege and the number of investment units for which you are subscribing under your over-subscription privilege, if any, and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “— Delivery of Subscription Materials and Payment” at page 18. Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile at 908-497-2311. To confirm facsimile deliveries, you may call 800-368-5948. The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call 800-368-5948 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above.

Subscription Agent; No Underwriter

We have appointed Registrar and Transfer Company to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering.

We have not engaged an underwriter in connection with this rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise, even if we extend the expiration date. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of investment units you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each investment unit that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $16.00 per investment unit. For more information with respect to how the subscription price was determined, see “Frequently Asked Questions About the Rights Offering” at page 4.

Foreign and Other Shareholders

The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to the expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Methods for Transferring and Selling Subscription Rights

You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. However, we will not take any steps to facilitate trading, and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. There has been no prior public market for the subscription rights, and we do not expect a trading market for the subscription rights to develop or, if a market develops, that the market will remain available throughout the subscription period. The rights will not be registered under any state securities laws, so you may not be able to transfer the rights in some states unless an exemption to such laws applies. You should consult your own counsel if you intend to sell or transfer your subscription rights.

If you do not exercise or sell your subscription rights, you will lose any value inherent in the subscription rights. See “— General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” at page 23.

Transfer of Subscription Rights

You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register the portion of the subscription rights you wish to transfer in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing the transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription right certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

•	receive and process your transfer instructions, and

•	issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificates are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

Cancellation of the Rights Offering

Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation

An investment in the investment units must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus beginning at page 9. Neither we nor our board of directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell, any or all of, their rights.

Shares of Common Stock and Warrants Outstanding after the Rights Offering

As of July 13, 2007, there were 506,918 shares of our common stock outstanding. If all of the rights being issued are exercised, we will issue a total of 506,918 additional shares of common stock and 354,843 warrants to purchase shares of our common stock at an exercise price of $19.00 per share. Accordingly, assuming all of the shares of common stock and warrants forming the investment units offered in this rights offering are issued, there will be 1,013,836 shares of common stock and 354,843 warrants to purchase common stock outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or warrants.

Interests of Officers and Directors in the Rights Offering

The officers and directors of Corning who hold shares of our common stock as of the record date will receive the same rights as other shareholders.

Description of Securities to be Registered

Investment Units

Each investment unit purchased in the rights offering will consist of one share of our common stock and one warrant to purchase common stock. See “— Capital Stock — Common Stock” and “— Warrants,” below.

Capital Stock

The following description of our capital stock and provisions of our restated certificate of incorporation and our second amended and restated bylaws are summaries and are qualified by reference to the certificate of incorporation and bylaws. A copy of our restated certificate of incorporation has been filed with the SEC as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 28, 2007. A copy of our restated bylaws has been filed with the SEC as an exhibit to our preliminary proxy statement, filed with the SEC on March 6, 2007.

General Background

At our annual meeting of shareholders held on May 7, 2007, the holders of our common stock approved the following amendments to our certificate of incorporation: (a) the authorization of preferred stock, (b) the elimination of preemptive rights and (c) to allow holders of our common stock to act by less than unanimous written consent. In order to effectuate these amendments, we must obtain the approval of the NYPSC. Accordingly, we filed a petition with the NYPSC on July 2, 2007. Upon our receipt of the approval from the NYPSC, we will file the amended certificate of incorporation with the State of New York. If we do not receive approval from the NYPSC, these amendments will not become effective.

Our authorized capital stock consists of 3.5 million shares of common stock, par value $5.00 per share. As of April 2, 2007, there were 506,918 shares of common stock outstanding. Our certificate of incorporation does not prohibit us from issuing non-voting equity securities nor does it contain any redemption or sinking fund provisions.

Common Stock

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of our common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our board of directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of our common stock have no redemption or conversion rights. Currently, holders of our common stock have preemptive rights which will be eliminated if the NYPSC approves the amendment.

The holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of our common stock do not have cumulative voting rights. Our common stock is not currently traded on any securities exchange. Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “CNIG.”

Preferred Stock

Upon approval of the NYPSC, our board of directors will be authorized, subject to certain limitations prescribed by law, to issue up to 500,000 shares of preferred stock in one or more classes or series and to fix the shares’ designations, powers, preferences and relative participation, option or other special rights and qualifications, limitation or restrictions, including the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Also, the issuance of preferred stock with voting and conversion rights could materially and adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of Corning. We have no current plans to issue any preferred stock.

Warrants

The investment units to be issued in the rights offering will include warrants to purchase in aggregate up to 354,843 shares of our common stock.

The warrants that are being issued in the rights offering will be represented by warrant certificates to be issued pursuant to, and which will be governed by, a warrant agreement to be entered into between Registrar and Transfer Company, as warrant agent, and Corning.

You should review the form of warrant agreement and form of warrant certificate in respect of the warrants to be issued pursuant to the rights offering, which are included in this prospectus as Appendices C and D, respectively, for a complete description of the terms and conditions of the warrants.

The warrants are governed by the laws of the State of New York.

The warrants to be issued in the rights offering will be registered by the warrant agent on a register thereof, and are issued in certificated form.

We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued common stock (or out of shares of common stock held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All shares of common stock that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to their issue.

Each warrant gives the holder the right to purchase 0.7 shares of our common stock at an exercise price of $19.00 per share, subject to adjustment as set forth below, within four years of the date of its issuance. Thus, the warrants to be issued in the rights offering will expire on the date that is four years after the closing of the rights offering.

The exercise price is subject to adjustment from time to time if, at any time during the term of the warrants, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split up of shares of common stock, or is decreased by a stock combination of the outstanding shares of common stock, in each case, in proportion to the increase or decrease in outstanding shares. Similarly, the number of shares of common stock that a holder of warrants is entitled to purchase will be adjusted to the number of shares obtained by multiplying the exercise price immediately prior to such adjustment by the number of shares purchasable pursuant to the warrants immediately prior to the adjustment, and dividing the product thereof by the exercise price resulting from the adjustment.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

The warrants will not entitle the holder to any of the rights of a shareholder of Corning, including without limitation any preemptive rights, voting rights or rights to dividends, except upon exercise in accordance with the terms of the warrants.

Indemnification of Directors and Officers

NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

NYBCL provides that the indemnification provisions contained in NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Our restated articles of incorporation and by-laws provide that, to the fullest extent permitted by NYGCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with NYBCL.

In addition to the provisions of our restated articles of incorporation and by-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which provides for us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Summary of United States Federal Income Tax Consequences

The following discussion is a summary of the material United States federal income tax consequences of the rights offering to holders of our common stock. This discussion addresses only the federal income tax consequences to holders of common stock that hold their shares as capital assets and does not address all of the income tax consequences that may be relevant to particular holders of shares of common stock in light of their individual circumstances. This discussion does not address the tax consequences to holders of common stock who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, broker-dealers, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction or holders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to holders of common stock under any state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code.

This discussion is not binding on the Internal Revenue Service or any court. It is based on the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, that could result in United States federal income tax consequences different from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the income tax consequences of the rights offering to holders of common stock.

Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Tax Consequences of the Rights Offering

The following discussion summarizes the United States federal income tax consequences to a holder of our common stock upon the holder’s initial receipt of the subscription rights and upon the subsequent exercise, expiration or sale of such rights.

Receipt of Subscription Rights

A holder of common stock will not recognize taxable income for federal income tax purposes upon the receipt of subscription rights in the rights offering.

Assuming that the distribution is not currently taxable, a holder’s tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•	If the total fair market value of the subscription rights being distributed in this offering represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder’s shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•	If the total fair market value of the subscription rights being distributed in this offering is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder’s shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder’s tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise. If the basis of a holder’s subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15 percent of the fair market value of our common stock and because the holder does not make the election described above, the holder’s basis of the shares of common stock with respect to which such rights are received will not change.

The holding period for the subscriptions rights received by a holder of common stock in the rights offering will include the holder’s holding period for the common stock with respect to which the subscriptions rights were received.

Exercise of Subscription Rights

A holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

The tax basis of the common stock and warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder’s tax basis, if any, in the subscription rights (determined as described above). This tax basis is allocated between the common stock and warrants acquired in proportion to their relative fair market values on the exercise date.

The holding period for the common stock and warrants acquired through exercise of the subscription rights will begin on the date the subscriptions rights are exercised. The holding period of stock subsequently acquired through the warrants will begin with the date the warrants are exercised.

If a holder subsequently exercises a warrant that the holder acquired through the prior exercise of the subscription rights, that holder will not recognize gain or loss upon the subsequent exercise of the warrant. The shares of common stock that the holder acquires as a result of exercising the warrant will have a tax basis equal to that holder’s adjusted basis in the warrant, plus the amount paid to exercise the warrant. The holding period of shares acquired upon exercise of a warrant will begin on the day after the warrant is exercised.

If a holder sells the warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder’s tax basis in the warrant (determined as described above). This gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller. Whether the capital gain will be long-term or short-term capital gain will depend on the seller’s holding period for the warrant.

If the holder allows the warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, the holder will generally recognize a capital loss in an amount equal to the holder’s basis in the warrant. The loss is treated as short-term or long-term depending on the holder’s holding period in the warrant.

Expiration of Subscription Rights

A holder who allows the subscription rights to expire will not recognize any gain or loss, and no portion of the tax basis of the common stock owned by such holder with respect to which such subscription rights were received will be allocated to the unexercised subscription rights.

Sale of Subscription Rights

A holder that sells the subscription rights to another person will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder’s tax basis in the subscription rights being sold (determined as described above). Such gain or loss will be a capital gain or loss if the subscription right is a capital asset in the hands of the seller.

Plan of Distribution

We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock on July 13, 2007, the record date for this offering, promptly following the effective date of the registration statement of which this prospectus forms a part. In the event that the offering is not fully subscribed, holders of rights who exercise all of their rights in the rights offering will have the opportunity to subscribe for unsubscribed rights pursuant to an oversubscription right. See “The Rights Offering” at page 15. We have not agreed to enter into any standby or other arrangements to purchase or sell any rights or any shares of common stock except as otherwise disclosed in this prospectus. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $34,000. We estimate that our total expenses in connection with the rights offering will be approximately $200,000.

Legal Matters

Certain legal matters with respect to the validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz PLL.

Experts

The financial statements incorporated by reference in this prospectus have been audited by Rotenberg & Co., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as exerts in auditing and accounting.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of our registration statement and the exhibits to the registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of the documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

We have elected to incorporate by reference into this prospectus some of the information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus, and any subsequent information that we file with the SEC will automatically update and supersede this information. Any information that we subsequently modify or supersede will not constitute a part of this prospectus, except as so modified or superseded. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 filed with the SEC on December 29, 2006, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on January 29, 2007 and as further amended by Amendment No. 2 on Form 10-K/A filed with the SEC on June 1, 2007,

•	our Quarterly Reports on Form 10-Q for the periods ended December 31, 2006 and March 31, 2007 filed with the SEC on February 14, 2007 and May 15, 2007, respectively, and

•	our Current Reports on Form 8-K filed with the SEC on October 17, 2006, December 6, 2006, December 22, 2006 and June 28, 2007.

You may request a copy of the information that we have incorporated by reference, at no cost, by writing or telephoning us at the following address:

Corning Natural Gas
330 West William St.
Corning, New York 14830
Attn: Stanley G. Sleve
Telephone: (607) 936-3755

Exhibit 99.1

INSTRUCTIONS AS TO THE USE OF CORNING NATURAL GAS CORPORATION
SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK
OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Corning Natural Gas Corporation, a New York corporation (“Corning”), to the holders of record (the “Recordholders”) of its common stock, par value $5.00 per share (the “Common Stock”), as described in Corning’s Prospectus dated July 17, 2007 (the “Prospectus”). Recordholders of Common Stock at the close of business on July 13, 2007 (the “Record Date”) are receiving transferable subscription rights (the “Rights”) to subscribe for and purchase investment units (“Investment Units”). Each Investment Unit consists of one share of Common Stock and one Warrant (as such term is defined below). Each Warrant entitles its holder to purchase 0.7 shares of Common Stock for an exercise price of $19.00 per share within four years of the issuance of the Warrant. If the exercise by a Recordholder of his or her Warrants would result in the receipt of a fractional interest in a share of Common Stock, the number of shares issued to the Recordholder will be rounded up to the nearest whole number. An aggregate of 506,918 Investment Units are being offered by the Prospectus. Each Recordholder will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on August 17, 2007, unless extended in the sole discretion of Corning (as it may be extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. Corning will not be obligated to honor any purported exercise of Rights received by Registrar and Transfer Company (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Corning may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by transferable Rights certificates (the “Subscription Rights Certificates”).

Each Right allows the holder thereof to subscribe for one Investment Unit (the “Basic Subscription Privilege”) at the cash price of $16.00 per Investment Unit (the “Subscription Price”).

In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $16.00 per Investment Unit for Investment Units that are not purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the “Excess Investment Units”), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Investment Units to satisfy all subscriptions made under the Over-Subscription Privilege, Corning will allocate the remaining Excess Investment Units pro rata among those holders of Rights who exercised their Over-Subscription Privileges. “Pro rata” means in proportion to the number of Investment Units that each holder of Rights has purchased by exercising their Over-Subscription Privilege. The Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering. See “The Rights Offering — Subscription Privileges” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise or transfer of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

Your Subscription Rights Certificate or notice of guaranteed delivery, and subscription price payment, including final clearance of any checks, must be received by the Subscription Agent, on or before 5:00 p.m., New York City time, on the Expiration Date. Once a holder of Rights has exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked. Rights not exercised prior to the Expiration Date of the Rights Offering will expire without value.

1. Method of Subscription — Exercise of Rights.

To exercise your Rights, complete the Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing your Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Investment Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Investment Units being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Registrar and Transfer Company, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at:

Commerce Bank
6000 Atrium Way
Mt. Laurel, NJ 08054
ABA No. 2759952787
Account #031201360

(such account, the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Subscribers who elect to submit payment by wire transfer must notify the Subscription Agent prior to initiating the wire transfer via email at corningrights@rtco.com or facsimile at (908) 497-2311. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by check, bank draft or money order, please reference your Subscription Rights Certificate number on your check, bank draft or money order. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Subscription Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

By Mail/Hand Delivery/Overnight Courier

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attn: Reorganization Department
Telephone Number for Confirmation: (800) 368-5948

Delivery to any address or by a method other than those set forth above does not constitute valid delivery. If you have any questions or require additional copies of relevant documents please contact the Subscription Agent.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form described in these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Subscription Rights

Certificate or Subscription Rights Certificates held by you, the number of Investment Units being subscribed for pursuant to your Basic Subscription Privilege and the number of Investment Units, if any, being subscribed for pursuant to the Over-Subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No.: (908) 497-2311). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, set forth above.

Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Corning, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Investment Units that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Investment Units are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Investment Units will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege.

If you exercise less than all of the Rights evidenced by your Subscription Rights Certificate by so indicating in the Form of Election to Purchase on the reverse side of your Subscription Rights Certificate, the Subscription Agent, (i) if you so request, will either issue to you a new Subscription Rights Certificate evidencing the unexercised Rights or (ii) if you so indicate in the Assignment Form on the reverse side of your Subscription Rights Certificate, will transfer the unexercised Rights in accordance with your instructions. A new Subscription Rights Certificate will be issued to you or transferred according to your instructions upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Subscription Rights Certificate no later than 5:00 p.m., New York City time, on August 14, 2007, the third business day prior to the Expiration Date. After such date no new Subscription Rights Certificates will be issued. Accordingly, after such date if you exercise less than all of your Rights, you will lose the power to exercise your remaining Rights. All deliveries of newly issued Subscription Rights Certificates will be at your own risk.

If you do not indicate the number of Subscription Rights being exercised, if you do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, or if your aggregate Subscription Price payment is greater than the amount you owe for your subscription, the Subscription Agent will attempt to contact you to correct the discrepancy. However, if the Subscription Agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your Basic Subscription Privilege. Neither the Subscription Agent nor the Company will be liable for failure to contact you.

2. Issuance of Common Stock and Warrants Forming the Investment Units.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary on the reverse side of your Subscription Rights Certificate under the heading “Delivery to a Different Address.”

a. Basic Subscription Privilege.  As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock and Warrants underlying the Investment Units purchased pursuant to the Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges — Basic Subscription Privilege” in the Prospectus.

b. Over-Subscription Privilege.  As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock and Warrants underlying the Investment Units, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering — Subscription Privileges — Over-Subscription Privilege” in the Prospectus.

c. Excess Cash Payments.  As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Investment Units that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3. Sale or Transfer of Rights.

a. Sale of Rights through a Bank or Broker.  To sell all Rights evidenced by a Subscription Rights Certificate through your bank or broker, sign the Assignment Form on the reverse side of your Subscription Rights Certificate leaving the rest of the form blank (your broker will add the buyer’s name later). You must have your signature on the Assignment Form guaranteed by an Eligible Institution and deliver your Subscription Rights Certificate and the accompanying envelope to your bank or broker. Your Subscription Rights Certificate should be delivered to your bank or broker in ample time for it to be exercised. If the Assignment Form is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Subscription Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Subscription Rights Certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in Section 4 of these instructions. The Subscription Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this Section 3(a).

b. Transfer of Rights to a Designated Transferee.  To transfer all of your Rights to a transferee other than a bank or broker, you must complete the Assignment Form in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an Eligible Institution. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable Subscription Price (with respect to the exercise of both the Basic Subscription Privilege and the Over-Subscription Privilege) and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action. Because only the Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Subscription Rights Certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this Section 3(b).

c. Transfer of Rights.  Rights holders wishing to transfer a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Rights Certificates to be exercised or sold by the recipients thereof. The Subscription Agent will facilitate transfers of Subscription Rights Certificates only until 5:00 p.m., New York City time, on August 14, 2007, the third business day before the Expiration Date.

d. Liability.  Neither Corning nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

e. Commissions, Fees and Expenses.  Corning will pay all fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities that they may incur in connection with the Rights Offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Corning or the Subscription Agent.

4. Division of Subscription Rights Certificate into Smaller Denominations.

To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. The Subscription Agent will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., New York City time, on August 14, 2007, three business days prior to the Expiration Date. Your signature must be guaranteed by an Eligible Institution if any of the new Subscription Rights Certificates are to be issued in a name other than that in which the old Subscription Rights Certificate was issued. Subscription Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive the new Subscription Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. Neither Corning nor the Subscription Agent will be liable to either a transferor or transferee for any delays.

5. Execution.

a. Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b. Execution by Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c. Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution if you specify special payment instructions.

6. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that you send your certificates and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

7. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Investment Units thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Investment Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

Exhibit 4.1

[Form of Subscription Rights Certificate]
[Face]

No.	Rights

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED JULY 17, 2007 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM REGISTRAR AND TRANSFER COMPANY, THE RIGHTS AGENT.

CORNING NATURAL GAS CORPORATION
(Incorporated under the laws of the State of New York)

SUBSCRIPTION RIGHTS CERTIFICATE

Evidencing Subscription Rights to Purchase Investment Units Consisting of One Share of
Common Stock and One Warrant to Purchase 0.7 Shares of Common Stock of
Corning Natural Gas Corporation
Subscription Price: $16.00 per Unit

THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M.,
NEW YORK CITY TIME, ON AUGUST 17, 2007, UNLESS EXTENDED BY THE COMPANY.

THIS CERTIFIES THAT the registered owner whose name is inscribed hereon is the owner of the number of subscription rights (“Rights”) set forth on the face of this certificate. Each whole Right entitles the holder thereof, or its assigns, to subscribe for and purchase one investment unit (a “Unit”), consisting of one share of common stock, with a par value of $5.00 per share, of Corning Natural Gas Corporation, a New York corporation (the “Common Stock”), and one warrant to purchase 0.7 shares of Common Stock, at a subscription price of $16.00 per Unit (the “Basic Subscription Privilege”), pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus and the “Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates” accompanying this Subscription Rights Certificate. If any Units available for purchase in the Rights Offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the “Excess Units”), any Rights holder that exercises its Basic Subscription Privilege in full may subscribe for a number of Excess Units pursuant to the terms and conditions of the Rights Offering, subject to proration, as described in the Prospectus (the “Over-Subscription Privilege”). The Rights represented by this Subscription Rights Certificate may be exercised by completing the Form of Election to Purchase on the reverse side hereof and by returning the full payment of the subscription price for each Unit in accordance with the “Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates” that accompanies this Subscription Rights Certificate. The Rights evidenced by this Subscription Rights Certificate may also be transferred or sold by completing the Assignment Form on the reverse side hereof in accordance with the “Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates” that accompanies this Subscription Rights Certificate.

Transferable on the books of Corning Natural Gas Corporation in person or by duly authorized attorney upon surrender of this Subscription Rights Certificate properly endorsed. This Subscription Rights Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile signatures of two duly authorized officers of Corning Natural Gas Corporation.

DATED:	CORNING NATURAL GAS CORPORATION

ATTEST:	BY:

[Form of Subscription Rights Certificate]
[Reverse]

CORNING NATURAL GAS CORPORATION

RIGHTS CUSIP: 219381 118

This Rights Certificate must be received by the Subscription Agent, together with payment in full, by 5:00 p.m., New York City time, on August 17, 2007. Failure to submit this Rights Certificate to the Subscription Agent by that time or to comply with the guaranteed delivery procedures described in the Prospectus will result in a forfeiture of your Rights. Any subscription for Units in this rights offering is irrevocable.

Complete the Form of Election to Purchase or the Assignment Form, as applicable. Any improperly completed or unexecuted rights certificate for Units may cause the Subscription Agent in its sole discretion to reject such rights certificate. If you have any questions, contact the Subscription Agent at (800) 368-5948.

REGISTRAR AND TRANSFER COMPANY,
Subscription Agent

By Mail, Hand or Overnight Courier
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Attn: Reorganization Department

Delivery other than in the manner or to the addresses listed above will not constitute valid delivery.

ASSIGNMENT FORM
(To be executed by the registered holder if such holder desires to sell or transfer to designated transferee through bank or broker)

FOR VALUE RECEIVED,   hereby sells, assigns and transfers unto:

SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE:

Name:

Address:

the Rights evidenced hereby, and does hereby irrevocably constitute and appoint   attorney to transfer those Rights on the books of the Company, with full power of substitution in the premises.

Dated:  , 2007

NOTICE: The signatures to this assignment must correspond to the names as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signatures Guaranteed:

By:

The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings and loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

FORM OF ELECTION TO PURCHASE

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY. The registered holder of this Rights Certificate is entitled to exercise the number of Rights shown in the upper right hand corner of this form and may subscribe for additional Units upon the terms and conditions specified in the Prospectus.

The undersigned hereby notifies the Subscription Agent of its irrevocable election to subscribe for Units in the following amounts:

To subscribe for Units pursuant to your Basic Subscription Privilege, please complete lines (a) and (c) and sign below. To subscribe for Units pursuant to your Over-Subscription Privilege, please also complete line (b).

(a) EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE:

I apply for   (No. of Units) x $16.00 (Subscription Price) = $   (Payment)

(b) EXERCISE OF OVER-SUBSCRIPTION PRIVILEGE:

If you have exercised your Basic Subscription Privilege in full and wish to subscribe for additional Units pursuant to your Over-Subscription Privilege:

I apply for   (No. of Units) x $16.00 (Subscription Price) = $   (Payment)

(c) Total Amount of Payment Enclosed $

METHOD OF PAYMENT (CHECK ONE):

☐ Check or bank draft drawn on a U.S. bank, or postal, telegraphic or express money order payable to “Registrar and Transfer Company as Subscription Agent.” Funds paid by an uncertified check may take at least five business days to clear.

☐ Wire transfer of immediately available funds directly to the account maintained by Registrar and Transfer Company, as Subscription Agent for purposes of accepting subscriptions in this Rights Offering at	DELIVERY TO DIFFERENT ADDRESS If you wish for the shares of Common Stock and warrants comprising the Units underlying your subscription right or a certificate representing unexercised subscription rights to be delivered to an address different from that shown on the face of this Subscription Rights Certificate, please enter the alternate address below.

Commerce Bank
6000 Atrium Way
Mt. Laurel, NJ 08054
A/C #2759952787
ABA #031201360
REF: Corning Natural Gas Corporation Subscription offer

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the number of Units indicated above on the terms and conditions specified in the Prospectus.

Signature of subscriber

FOR INSTRUCTIONS ON THE USE OF CORNING NATURAL GAS CORPORATION SUBSCRIPTION RIGHTS CERTIFICATES, CONSULT REGISTRAR AND TRANSFER COMPANY, THE SUBSCRIPTION AGENT, AT (800) 368-5948

Exhibit 4.2

[Form of Warrant Certificate]
[Face]

No.	Warrants

EXERCISABLE ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON August 17, 2011.

CORNING NATURAL GAS CORPORATION
(Incorporated under the laws of the State of New York)

WARRANT CERTIFICATE

This Warrant Certificate certifies   , or registered assigns, is the registered holder of   Warrants expiring August 17, 2011 (the “Warrants”) to purchase shares of Common Stock, $5.00 par value (the “Common Stock”), of CORNING NATURAL GAS CORPORATION, a New York corporation (“Corning”). Each Warrant entitles the holder upon exercise to receive from Corning on or before 5:00 p.m. New York City time, on August 17, 2011, that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as set forth on the face of the certificate at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement referenced below payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse side hereof.

Each Warrant is initially exercisable for 0.7 shares of Common Stock. If the exercise of a holder’s warrants would result in the receipt of a fractional interest in a share, the number of shares issued to the holder will be rounded up to the nearest whole number. The number of Warrant Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant shall be equal to $19.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

No Warrant may be exercised after 5:00 p.m., New York City time, on August 17, 2011 and to the extent not exercised by such time such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth below and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

WITNESS the facsimile signatures of two duly authorized officers of Corning Natural Gas Corporation.

DATED:	CORNING NATURAL GAS CORPORATION

ATTEST:	By:

[Form of Warrant Certificate]
[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring August 17, 2011, entitling the holder on exercise to receive shares of Common Stock, par value $5.00 per share, of Corning (the “Common Stock”), and are issued or to be issued pursuant to a Warrant Agreement dated as of July 13, 2007 (the “Warrant Agreement”), duly executed and delivered by Corning to Registrar and Transfer Company, a New Jersey corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, Corning and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to Corning.

Warrants may be exercised at any time on or before 5:00 p.m., New York City time, on August 17, 2011. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

Corning and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither Corning nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant certificate shall entitle any holder hereof to any of the rights of a stockholder of Corning (including, without limitation, any preemption rights, voting rights or rights to dividends) except upon exercise in accordance with the terms hereof and of the Warrant Agreement. No provision hereof or of the Warrant Agreement, in the absence of affirmative action by a holder hereof to purchase shares of Common Stock, and no mere enumeration herein or in the Warrant Agreement of the rights or privileges of the holder, shall give rise to any liability of such holder for the Warrant Price hereunder or as a stockholder of Corning, whether such liability is asserted by Corning or by creditors of Corning.

[Form of Warrant Certificate]
[Reverse]

Election to Purchase
(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive   shares of Common Stock and herewith tenders payment for such shares to the order of CORNING NATURAL GAS CORPORATION in the amount of $   in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of  , whose address is   and that such shares be delivered to   whose address is  . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of  , whose address is  , and that such Warrant Certificate be delivered to  , whose address is  .

Signature:	Signature Guaranteed:

Date:	Signature:

IMPORTANT: The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings and loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Exhibit 4.3

CORNING NATURAL GAS CORPORATION

and

Registrar and Transfer Company, as Warrant Agent

WARRANT AGREEMENT
Dated as of July 13, 2007

WARRANT AGREEMENT (the “Agreement”) dated as of July 13, 2007 between CORNING NATURAL GAS CORPORATION, a New York corporation (the “Corporation”), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Corporation proposes to issue common stock purchase Warrants, as hereinafter described (the “Warrants”), which in the aggregate initially entitle the holders thereof (the words “holders” or “holder” meaning the registered holders or registered holder of the Warrants) to purchase up to 354,843 shares of common stock of the Corporation (the “Common Stock”) which constitute 22% of the Common Stock outstanding (on a fully diluted basis) on the date hereof (the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”).

WHEREAS, the Corporation desires the Warrant Agent to act on behalf of the Corporation, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.  Appointment of Warrant Agent.  The Corporation hereby appoints the Warrant Agent to act as agent for the Corporation in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment. The Corporation may from time to time appoint such Co-Warrant Agents as it may deem necessary or desirable upon ten (10) days prior written notice to the Warrant Agent. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Warrant Agent.

Section 2.  Warrant Certificates.  The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

Section 3.  Execution of Warrant Certificates.  The Warrant Certificates shall be signed on behalf of the Corporation by its Chairman of the Board or its President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Corporation may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Corporation who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Corporation, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Corporation; and any Warrant Certificate may be signed on behalf of the Corporation by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Corporation to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

Section 4.  Registration and Countersignature.  The Warrant Agent, on behalf of the Corporation, shall hold the Warrant Certificates pre-numbered and unregistered.

The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board or the President of the Corporation, initially countersign, issue and deliver Warrants collectively for all Warrants outstanding entitling the holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.

The Corporation and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Corporation nor the Warrant Agent shall be affected by any notice to the contrary.

Section 5.  Registration of Transfers and Exchanges.  The Warrant Agent shall from time to time, subject to the limitations of Section 6 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 19 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

Section 6.  Terms of Warrants.  The initial exercise price at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $19.00 per share. Fractional shares shall not be issued upon the exercise of any Warrant, but, in any case where the exercise of a holder’s Warrants could result in the receipt of a fractional interest in a share of Common Stock, the number of shares issued to the holder will be rounded up to the nearest whole number. The Warrants shall be initially exercisable in the aggregate for that number of shares of Common Stock equal to 22% of the fully diluted Common Stock outstanding on the date hereof (calculated after giving effect to the exercise of such Warrants and all options, warrants and rights to acquire Common Stock and the conversion of all convertible securities for the maximum number of shares of Common Stock obtainable whether or not such options, warrants or rights are then exercisable or vested and whether or not such convertible securities are then convertible).

Subject to the terms of this Agreement, each Warrant holder shall have the right, which may be exercised until 5:00 p.m., New York City time on August 17, 2011, to receive from the Corporation the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on August 17, 2011, shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. No adjustments as to dividends will be made upon exercise of the Warrants.

A Warrant may be exercised upon surrender to the Corporation at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 19 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase appearing on the reverse side of the certificate filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Corporation of the Exercise Price which is set forth in the form of Warrant Certificate attached hereto as Exhibit A as adjusted as herein provided, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of Registrar and Transfer Company, or the equivalent thereof or (ii) in the manner provided in this Section 6.

Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price, the Warrant Agent shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Corporation, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Corporation for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Corporation with respect to Warrants exercised and concurrently pay to the Corporation all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Corporation shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

Section 7.  Payment of Taxes.  The Corporation covenants and agrees that it shall pay when due and payable any and all federal and state documentary or stamp taxes (other than federal or state income taxes or similar laws) or other costs which may be payable in respect of the issue of the Warrants or any Common Stock or certificates therefor issuable upon the exercise of the Warrants (provided, however, the Corporation’s obligations to any holder in this regard will in all events be conditioned upon such holder cooperating with the Corporation in any reasonable arrangement designed to minimize or eliminate any such taxes), except that, if Warrant Shares or new Warrants shall be registered in a name or names other than the name of any holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by such holder at the time of delivery of the election to purchase.

Section 8.  Mutilated or Missing Warrant Certificates.  In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Corporation and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Corporation and the Warrant Agent. Except as otherwise provided herein, in the case of the loss, theft, or destruction of a Warrant Certificate, Corporation shall pay all expenses, taxes and other charges payable in connection with any replacement of such Warrant Certificate.

Section 9.  Reservation of Warrant Shares.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock (or out of shares of Common Stock held in its treasury) solely for the purpose of issuance upon the exercise of the Warrants, the maximum number of Warrant Shares issuable upon the exercise of the Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Corporation.

The Corporation or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Corporation’s Common Stock issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized stock certificates as shall be required for such purpose. The Corporation will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Corporation’s Common Stock issuable upon the exercise of the Warrants. The Corporation will supply such Transfer Agent with duly executed certificates for such purposes. The Corporation will furnish such Transfer Agent a copy of all notices of adjustments and certificates transmitted to each holder pursuant to Section 11 hereof.

The Corporation covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by the Warrants shall, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof. The Corporation shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares may be listed or quoted (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

Section 10.  Adjustment of Number of Warrant Shares and Exercise Price.

(a) Adjustment of Number of Shares.  Upon each adjustment of the Warrant Price as provided in subsection (b) of this Section 10, each holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, only the number of shares (calculated to the nearest whole share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable by such holder pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

(b) Adjustment in Exercise Price.  The Warrant Price shall be subject to adjustment from time to time as follows:

(i) If, at any time during the Term of this Agreement, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

(ii) If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

(iii) Whenever the Warrant Price shall be adjusted as provided in this Section 10, the Corporation shall promptly prepare a statement showing the facts requiring such adjustment and the Warrant Price that shall be in effect after such adjustment, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall cause a copy of such statement (i) to be filed with the Warrant Agent and (ii) to be sent by mail, first class postage prepaid, to each holder at its, his or her address appearing on the Warrant register. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of clause (v) of this Section 10(b). The Warrant Agent shall be fully protected in relying on any such statement and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such statement.

(iv) Adjustments made pursuant to this Section 10 shall be made on the date such dividend, subdivision, split-up, combination or distribution, as the case may be, is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend, subdivision, split-up, combination or distribution.

(v) In the event the Corporation shall propose to take any action of the types described in this Section 10, the Corporation shall forward, at the same time and in the same manner, to holder such notice, if any, which the Corporation shall give to the holders of capital stock of the Corporation.

(vi) In any case in which the provisions of this Section 10 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event, issuing to any holder of all or any part of any Warrant that exercised all or part of such Warrant after such record date, and before the occurrence of such event, the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(c) Mergers, Consolidation, Sales.  In the case of any proposed consolidation or merger of the Corporation with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization, recapitalization, reclassification of the capital stock of the Corporation or other transaction, then, as a condition of such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction, the Corporation shall give 30 days’ prior written notice thereof to Warrant holders and lawful and adequate provision shall be made whereby holders shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction. In any such case appropriate provision shall be made with respect to the rights and interests of the holders to the end that the provisions hereof shall thereafter be applicable as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of the Warrants. The Corporation shall not effect any such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction unless, prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction (including a purchaser of all or substantially all the Corporation’s assets) assumes by written instrument the obligation to deliver to each holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire upon exercise of Warrants.

(d) Warrant Agent’s Disclaimer.  The Warrant Agent has no duty to determine when an adjustment under this Section 10 should be made, how it should be made or what it should be. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Corporation’s failure to comply with this section.

(e) Form of Warrants.  Irrespective of any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Agreement.

Section 11.  Special Arrangements of the Corporation.  The Corporation covenants and agrees with each holder of a Warrant that during the Term of such Warrant, unless otherwise approved by such holder:

(a) Certain Actions.  The Corporation shall not amend its certificate of incorporation to eliminate as an authorized class of capital stock that class denominated as “Common Stock” on the date hereof. The Corporation shall not, and shall not permit its subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than New York, amending its Certificate of Incorporation (as may be amended and/or restated from time to time) or through any merger, sale, consolidation, reorganization, reclassification, issuance or sale of securities or any other action) avoid or seek to avoid the observance or performance of any terms of this Agreement or the Warrants or impair or diminish the value of the Warrants, but shall at all times in good faith assist in the carrying out of all such terms of this Agreement and the Warrants. Without limiting the generality of the foregoing, the Corporation shall (A) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Corporation to perform its obligations under this Agreement and the Warrants and (B) not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of making the Warrants exercisable for less than one share of Common Stock (except as permitted under Section 10 hereof).

(b) Shall Bind Successors.  This Agreement, the Warrants and the rights evidenced hereby and thereby shall be binding upon the successors of the Corporation.

(c) No Exercise Interference; Par Value.  The Corporation shall not close its books against the transfer of any Warrant or of any Warrant Shares issued or issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of any Warrant. The Corporation shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of the Warrants is at all times equal to or less than the Warrant Price then in effect.

(d) Governmental Filings.  The Corporation shall assist and cooperate with any reasonable request by any holder of any Warrant which is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of any Warrant.

(e) Notices of Certain Actions.  The Corporation shall give written notice to the holders at least 30 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any recapitalization, reorganization, reclassification, consolidation, merger, dissolution, liquidation or sale of all or substantially all of the Corporation’s assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

Section 12.  Maintenance of Registration and Qualification of Common Stock.  The Corporation shall use its best efforts to maintain the effectiveness of the Corporation’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission for the registration of the Warrant Shares, and keep current a prospectus in those states in which the Warrants were initially offered by the Corporation, for so long as the holders are entitled to exercise any Warrants. However, that upon the occurrence of any event that would cause the Registration Statement not to be effective and usable for the issuance of the Warrant Shares upon the exercise of any Warrant, the Corporation may refuse to allow any Warrant to be exercised until the Corporation has cured such defect.

Section 13.  Notices to Warrant Holders.  Any notice or other document required or permitted to be given or delivered to holders shall be delivered at, or sent by certified or registered mail to, each holder at its, his or her address appearing on the Warrant register. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Corporation or any other matter, or any rights whatsoever as shareholders of the Corporation.

Section 14.  Public Offering; Sale of Corporation.  Notwithstanding any other provision hereof, if an exercise of any portion of any Warrant is to be made in connection with a public offering or a sale of the Corporation (pursuant to a merger, sale of stock or otherwise), such exercise may at the election of the holder of such Warrant be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to consummation of such transaction.

Section 15.  Representations of the Corporation.  The Corporation has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Warrants, to deliver the Agreement to the Warrant Agent and to issue and deliver the Warrants to the holders. The execution, delivery, and performance by the Corporation of its obligations under this Agreement and the Warrants, including the issuance and delivery of the Warrants to the purchaser, have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement has been duly executed and delivered by the Corporation and is a legal, valid, and binding obligation of the Corporation and is enforceable against the Corporation in accordance with its terms.

Section 16.  Merger, Consolidation or Change of Name of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 18. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

Section 17.  Warrant Agent.  The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Corporation and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Corporation and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Corporation to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Corporation.

(c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Corporation), which counsel shall be generally recognized as having competence in the subject matter under consideration, and the Warrant Agent shall incur no liability or responsibility to the Corporation or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Corporation or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Corporation agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Corporation and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Corporation, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its gross negligence or willful misconduct. The provisions of this Section 17(e) shall survive the expiration of the Warrants and the termination of this Agreement.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Corporation or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any shareholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Corporation or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Corporation, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was grossly negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) Notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Corporation must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

(k) Any application by the Warrant Agent for written instructions from the Corporation may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Corporation actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

(m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

Section 18.  Change of Warrant Agent.  The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Corporation. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Corporation shall appoint a successor to such Warrant Agent. If the Corporation shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Corporation, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Corporation or by such a court, the duties of the Warrant Agent shall be carried out by the Corporation. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Corporation, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Corporation or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 18, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

Section 19.  Notices to Corporation and Warrant Agent.  Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Corporation shall be sufficiently given or made when and if delivered by hand or by courier, or deposited in the mail, first class or registered, postage prepaid, or by telecopy confirmed in writing, and addressed (until another address is filed in writing by the Corporation with the Warrant Agent), as follows:

Corning Natural Gas Corporation
330 W. William St.
Corning, New York 14830
Attention: President

In case the Corporation shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Corporation or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if delivered by hand or by courier, or deposited in the mail, first-class or registered, postage prepaid, or by telecopy confirmed in writing, and addressed (until another address is filed in writing by the Warrant Agent with the Corporation) to the Warrant Agent as follows:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
Attention: Account Executive

Section 20.  Supplements and Amendments.  The Corporation and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Corporation and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates. Upon the delivery of a certificate from an appropriate officer of the Corporation which states that the proposed supplement or amendment is in compliance with the terms of this Section 20, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent. The Corporation and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants.

Section 21.  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 22.  Termination.  This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 17 hereof shall survive such termination.

Section 23.  Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York, and the validity, interpretation, and enforcement of this Agreement and each Warrant Certificate shall be governed by and construed in accordance with the internal laws of said State without giving effect to the conflict of law principles thereof. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in Steuben County, New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

Section 24.  Benefits of This Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation other than the Corporation, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Corporation, the Warrant Agent and the registered holders of the Warrant Certificates.

Section 25.  Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 26.  Force Majeure.  In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

<Signature page follows>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

CORNING NATURAL GAS CORPORATION

By: Michael I. German
Its: President and Chief Executive Officer

By: Firouzeh Sarhangi
Its: Chief Financial Officer

REGISTRAR AND TRANSFER COMPANY,
as Warrant Agent

By:
Authorized Signatory